EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX TO ADD INDEPENDENT DIRECTOR TO REGAIN

COMPLIANCE WITH NASDAQ RULES

REDWOOD CITY, Calif., June 18, 2007 –As previously reported, Ampex Corporation (Nasdaq:AMPX) informed Nasdaq on May 29, 2007 that its Board of Directors had concluded that Ned Goldstein, who had been elected a Class 1 independent director at the May 2007 Annual Meeting, no longer satisfied the independence criteria by virtue of his affiliation with M-CAM, Inc., with which the Company has recently entered into a business arrangement. As a result, the Company’s Board of Directors is currently comprised of three independent directors and three non-independent directors. Accordingly, the requirement of Marketplace Rule 4350 that a majority of the Board be comprised of independent directors is not satisfied.

Nasdaq has provided the Company a cure period to May 2008 to regain compliance. The Company’s Board of Directors, Nominating and Corporate Governance Committees are currently engaged in discussions with prospective candidates and expect to select an appropriate independent director well within this time frame.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties disclosed in its Annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the Securities and Exchange Commission.